FOR IMMEDIATE RELEASE

CCC Globalcom Corporation                              For Immediate Release
Houston, TX                                                 June 12, 2000
Contact: Ziad A. Hakim
(281) 599-7878

            EMERALD CAPITAL INVESTMENTS ACQUIRES CCC GLOBALCOM, INC.;
               EFFECTS REVERSE SPLIT AND CHANGES NAME AND DOMICILE

Houston,  TX,  June  12,  2000---  Emerald  Capital  Investments,   Inc.  (the
"Company"), announced today that it has commenced operations in the telecommunications business and now offers a variety of voice and data telecommunications services. On June 9, 2000, the Company's stockholders approved the following proposals at a Special Meeting of Stockholders:

o A proposal to effect a 1-for-20 reverse split of the issued and outstanding shares of the Company's common stock;

o A proposal to reincorporate the Company in the State of Nevada and in connection therewith to change the Company's name to "CCC Globalcom Corporation"; and

o A proposal to approve an Agreement and Plan of Merger between the Company and CCC Globalcom, Inc. a privately held Texas corporation ("CCC Texas").

     On June 12, 2000, the Company effected the change of its domicile from the State of Delaware to the State of Nevada through a reincorporation merger and in connection with such reincorporation merger, the Company's name was changed to CCC Globalcom Corporation. The 1-for-20 reverse split was effected as part of the reincorporation merger.

      The following information about the Company is current as of the close of business on June 12,2000:

      Name: CCC Globalcom Corporation
      Trading Symbol:   CCGC    (OTC: Electronic Bulletin Board)
      Address: 16350 Park Ten Place, Suite 241, Houston, TX 77057
      Outstanding Shares: 31,693,435, $.001 par value
      State of Incorporation: Nevada

      The Company also  effected the  acquisition  of CCC Texas on June 12, 2000 and CCC Texas is now a wholly-owned subsidiary of the Company. CCC Texas has recently acquired Ciera Network Systems, Inc. a non- facilities based telecommunication company offering a variety of voice and data telecommunication services to business and residential customers. The Company intends to expand its operations through several acquisitions which have been identified by management.

      The Company announced that it has recently completed a private placement of its common stock in which $1,500,000 was raised. The Company is continuing efforts to obtain additional capital for acquisitions and for working capital.


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